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                                                                   EXHIBIT 99(a)


[WHITE MOUNTAINS(R) LOGO]

                                             PRESS
                                             RELEASE

                                             CONTACT:  Dennis Beaulieu
                                                       603-640-2206

                             WHITE MOUNTAINS REPORTS
                  PRELIMINARY UNDERWRITING RESULTS OF ONEBEACON

HAMILTON, Bermuda, July 25, 2001 - As a result of White Mountains' acquisition of OneBeacon Insurance Group (formerly CGU Insurance Group) on June 1, 2001, White Mountains' second quarter results will include the operations of OneBeacon for the one-month period ended June 30, 2001.

White Mountains anticipates that OneBeacon's statutory combined ratio for the month of June will be 126%, on earned premiums of $330 million. June results are expected to include approximately 10 points attributable to catastrophes - primarily storms in the mid-west and certain gulf-coast regions (CAT's 44 and 45).

Ray Barrette, Managing Director and CEO of OneBeacon, stated "The June combined ratio of 126% represents a run rate of approximately 115% plus 7-8% points of higher than average catastrophe activity, augmented by 3-4% points of additional conservatism. Our balance sheet is in good shape and the reported combined ratio is not impacted by prior years' claim developments. The underlying results are worse than expected and are completely unacceptable. The management team and staff at all levels are very focused on improving the underwriting results as quickly as possible. Prices are up, poor and marginal accounts and agents are being eliminated and claims handling is being strengthened. We are committed to taking any and all actions necessary to produce acceptable underwriting results within 18 months."

White Mountains will release its definitive earnings for the 2001 second quarter by August 14, 2001.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward looking statements within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. White Mountains cautions that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements made by White Mountains. These factors include: (i) competitive forces, including the conduct of other property and casualty insurers and reinsurers,
(ii) changes in domestic or foreign laws or regulations applicable to White Mountains, its competitors or its clients, (iii) an economic downturn or other economic conditions (such as a rising interest rate environment) adversely affecting White Mountains' financial position, and (iv) loss reserves and other balance sheet items established by White Mountains subsequently proving to have been inadequate. White Mountains cautions that the foregoing list of important factors is not exhaustive. In any event, such forward-looking statements made by White Mountains speak only as of the date on which they are made, and White Mountains does not undertake any obligation to update or revise such statements as a result of new information, future events or otherwise.


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CORPORATE HEADQUARTERS:                            EXECUTIVE OFFICES:
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WHITE MOUNTAINS INSURANCE GROUP, LTD.              WHITE MOUNTAINS INSURANCE GROUP, LTD.
12 CHURCH STREET, SUITE 322                        80 SOUTH MAIN STREET, HANOVER,  NH   03755
HAMILTON, HM 11   BERMUDA                          PH:  603-643-1567   -   FAX:  603-643-4562
PH: 441-296-6011   -    FAX: 441-296-9904          www.whitemountains.com
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